UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 17, 2010

AVATECH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland  21117
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 581-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.         Entry into a Material Definitive Agreement.

Acquisition of RAND Worldwide, Inc.

On August 17, 2010 (the “Closing Date”), Avatech Solutions, Inc., a Delaware corporation (“Avatech”, “we” or “us”), acquired all of the issued and outstanding capital securities of Rand Worldwide, Inc., a Delaware corporation (“Rand Worldwide”), in a reverse merger transaction (the “Acquisition”).  The Acquisition was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Closing Date, by and among Avatech, ASRW Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Avatech (“Merger Sub”), Rand Worldwide, and RWWI Holdings LLC, a Delaware limited liability company and the sole stockholder of Rand Worldwide (“RWWI”).  At the effective time of the Acquisition (the “Closing”), we caused Merger Sub to merge with and into Rand Worldwide, with Rand Worldwide as the surviving entity.  As a result of the Acquisition, Rand Worldwide became our wholly-owned subsidiary.  The Acquisition is intended to qualify as a tax-free reorganization within the meaning of Section 368 of Internal Revenue Code of 1986, as amended.  A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Rand Worldwide is one of the world’s leading providers of professional services and technology to the engineering community, targeting organizations in the building, infrastructure and manufacturing industries.  Rand Worldwide enables its customers to improve their competitiveness, productivity and profitability by enhancing key aspects of their Product Lifecycle Management (“PLM”) capabilities, including planning, development and management.  As a leading technology independent systems integrator, Rand Worldwide employs approximately 250 people in over 40 sales and client service centers around the world.

Issuance of Shares to RWWI

On the Closing Date, RWWI received an aggregate of 34,232,682 shares (the “Merger Shares”) of our common stock, par value $.01 per share (“Common Stock”), in exchange for all of the outstanding shares of capital stock of Rand Worldwide.  Of this number, 28,800,022 shares (the “Initial Shares”) are currently held by RWWI and 5,432,660 shares (the “Escrowed Shares”) are being held in escrow by us for the benefit of RWWI for up to 18 months from the Closing Date (the “Escrow Period”).  RWWI may be required to surrender some or all of the Escrowed Shares to Avatech in certain circumstances described below.  After giving effect to the issuance of the Merger Shares, the Merger Shares represent approximately 66.1% of our outstanding shares of Common Stock.

In addition to its Common Stock, Avatech has a total of 1,189,209 shares of its Series D Convertible Preferred Stock and 937 shares of its Series E Convertible Preferred Stock outstanding (each, an “Outstanding Preferred Share” and collectively, the “Outstanding Preferred Shares”), which are presently convertible into 2,180,234 and 1,441,539, respectively, shares of Common Stock.  The terms of the Outstanding Preferred Shares entitle the holders thereof to vote together with holders of our Common Stock, as a single class, on any matter submitted to holders of our Common Stock, with each Outstanding Preferred Share entitled to one vote for each share of Common Stock into which such Outstanding Preferred Share is then convertible.  The Merger Shares represent approximately 61.8% of the outstanding voting rights of the holders of our capital stock, after giving effect to the voting rights of the Outstanding Preferred Shares and the issuance of the Merger Shares.  As a result of the Acquisition, RWWI became a controlling stockholder of Avatech.

The Merger Shares were issued in a private placement to a single sophisticated purchaser without general solicitation in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Merger Shares have not been registered under the Securities Act and, thus, constitute “restricted securities” as defined in Securities Act Rule 144.

The Escrowed Shares

The Merger Agreement provides that if, at any time during the Escrow Period, we redeem or repurchase any of the Outstanding Preferred Shares, then RWWI will surrender to us that number of Escrowed Shares equal to 150% of the number of shares of Common Stock into which such redeemed Outstanding Preferred Shares could have been converted immediately following the Closing after giving effect to the issuance of the Initial Shares.  Any Escrowed Shares so surrendered will be canceled and will constitute authorized but unissued shares of Common Stock.  During the Escrow Period, RWWI will have all the rights and liabilities of a stockholder with respect to the outstanding Escrowed Shares, including the right to vote such Escrowed Shares and the right to receive dividends and other distributions thereon.  Upon the expiration of the Escrow Period, all Escrowed Shares that have not been surrendered to us during the Escrow Period will be delivered to RWWI.

Indemnification Agreements

On the Closing Date, Avatech entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and with Larry Rychlak, Avatech’s President and Chief Financial Officer (each, an “Indemnitee” and collectively, the “Indemnitees”), the form of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.  Under the Indemnification Agreements, Avatech agreed to indemnify each Indemnitee to the fullest extent permitted by law against any liability arising out of the Indemnitee’s performance of his or her duties to Avatech. The indemnification provided by the Indemnification Agreements is in addition to the indemnification required by Avatech’s bylaws and applicable law. Among other things, each Indemnification Agreement indemnifies the Indemnitee (and under certain circumstances, investment funds affiliated with the Indemnitee) against certain expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in any action or proceeding, including any action by or in the right of Avatech, arising out of the Indemnitee’s service to Avatech or to any other entity to which the Indemnitee provides services at Avatech’s request.  Further, each Indemnification Agreement requires Avatech to advance funds to the Indemnitee to cover any expenses the Indemnitee incurs in connection with any proceeding against the Indemnitee as to which the Indemnitee could be indemnified.

Registration Rights Agreement

At the Closing, we entered into a Registration Rights Agreement with RWWI pursuant to which we agreed to (i) file a registration statement (the “Shelf Registration Statement”) under the Securities Act with the Securities and Exchange Commission (the “SEC”) covering the resale of the Merger Shares by RWWI as soon as practicable but no later than 75 days after the Closing Date, (ii) use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter, and (iii) cause the Shelf Registration Statement to remain effective thereafter until all Merger Shares have been sold or may be sold without restriction pursuant to Securities Act Rule 144.

In addition, the Registration Rights Agreement grants RWWI a right to request that we register for resale under the Securities Act all or part of the Merger Shares (a “Demand Registration”) if we have failed to file, cause to be declared effective or maintain the effectiveness of, the Shelf Registration Statement and the number of Merger Shares covered by the Demand Registration would, if fully sold, reasonably be expected to yield gross proceeds of at least $3,000,000.

The Registration Rights Agreement also grants piggyback registration rights to RWWI if we propose (i) to register any shares of our Common Stock under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4), whether for our own account or for the account of another person or (ii) to sell shares of our Common Stock that have already been registered “off the shelf” by means of a prospectus supplement.

We agreed in the Registration Rights Agreement to pay for all expenses, including the reasonable legal expenses of RWWI, relating to the registration of any Merger Shares.

A copy of the Registration Rights Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The Stockholders’ Agreement

At the Closing, Avatech and each person who was serving as a director or an executive officer immediately prior to the Closing (each, a “Holder”) entered into a Stockholders’ Agreement with RWWI.  Under the Stockholders’ Agreement, until the date on which RWWI ceases to hold at least 25% of the Merger Shares (the “Designation Period”), the parties agreed that (i) Avatech will maintain a board of directors consisting of no more than six directors, (ii) our board of directors will nominate three individuals designated by RWWI to serve on our board of directors (each, a “Designator Nominee”) and will recommend that our stockholders vote to elect such Designator Nominees as directors, (iii) the board of directors will fill any vacancy that may arise upon the resignation, removal, death or disability of any of the elected Designator Nominees with a new director chosen by RWWI, and (iv) our board of directors will nominate for election and recommend that our stockholders vote to elect our Chief Executive Officer to serve as a director (upon such election, the “CEO Director”) until our next Annual Meeting of Stockholders and that the initial CEO Director will be Marc L. Dulude (who is also the Chief Executive Officer of Rand Worldwide).

During the Designation Period, each Holder agreed to vote, and to cause each of his affiliates to vote, all of our voting securities held by such Holder or affiliate (i) for the election of Designator Nominees, (ii) against the removal of any elected Designator Nominee except for cause unless such removal is directed or approved by RWWI, (iii) for the removal of any elected Designator Nominee if such removal is directed or approved by RWWI, and (iv) for the election of a nominee designated to fill any vacancy created by the resignation, removal, death or disability of an elected Designator Nominee or the CEO Director.  All Holders agreed to execute, and to cause their affiliates to execute, any written consents required to effectuate their obligations under the Stockholders’ Agreement.

Until the earlier of the expiration of the Designation Period and the date immediately preceding the date of our second Annual Meeting of Stockholders following the Closing (the “Continuing Director Period”), the parties agreed that (i) at our first Annual Meeting of Stockholders following the Closing, our board of directors will nominate for election and recommend that our stockholders vote to elect two individuals, each of whom must have been serving on our board of directors immediately prior to the Closing (each, “Continuing Director Nominee”) to serve until the next Annual Meeting of Stockholders, and (ii) our board of directors will fill any vacancy that may arise upon the resignation, removal, death or disability of any elected Continuing Director with a new director who was serving our board of directors immediately prior to the Closing, provided that if no director who was serving on our board of directors immediately prior to the Closing is willing or able to serve, then our board of directors will have discretion to fill any such vacancy.  In addition, during the Continuing Director Period, RWWI agreed to vote, and to cause each of its affiliates to vote, (a) for the election to our board of directors of the Continuing Director Nominees, (b) against the removal of any elected Continuing Director Nominee except for cause unless such removal is directed or approved by the remaining elected Continuing Director, if any, (c) for the removal of any elected Continuing Director Nominee if such removal is directed or approved by the remaining elected Continuing Director Nominee, and (d) for the election of a nominee designated by the remaining elected Continuing Director Nominee, if any, to fill any vacancy created by the resignation, removal, death or disability of an elected Continuing Director Nominee.  RWWI agreed to execute, and to cause its affiliates to execute, any written consents required to effectuate their obligations under the Stockholders’ Agreement.

A copy of the Stockholders’ Agreement is filed herewith as Exhibit 9.1 and is incorporated herein by reference.

Accounting Treatment

The Acquisition is being accounted for as a reverse acquisition because the number of Merger Shares represents more than 50% of the number of shares of our Common Stock outstanding immediately after the Acquisition.  For accounting and SEC reporting purposes, Rand Worldwide is deemed to be the continuing reporting entity, and the assets and liabilities and the historical operations that will be reflected in our consolidated financial statements will be those of Rand Worldwide.

Amendment to Avatech’s Credit Facility

The Acquisition required the consent of PNC Bank, National Association (“PNC”), the lender under Avatech’s credit facility (the “Avatech Loan”), which is evidenced by a Loan and Security Agreement dated as of January 27, 2006 (the “Loan Agreement”).  PNC conditioned its consent on Avatech’s agreement to modify the terms of the Loan Agreement pursuant to a Fifth Modification Agreement (the “Fifth Modification”), which the parties executed on August 17, 2010.  Under the Fifth Modification, (i) the maturity date of the Avatech Loan was amended to be the earlier of the date which is 120 days after the Closing and December 31, 2010, unless extended by the parties, (ii) Avatech and Avatech Solutions Subsidiary, Inc. (the “Avatech Borrowers”) agreed to maintain Rand Worldwide as a separate legal entity and wholly-owned subsidiary until such time as the Avatech Borrowers and Rand Worldwide consolidate the Avatech Loan and Rand Worldwide’s credit facility described in Item 2.03 of this report into a single credit facility (a “New Credit Facility”), (iii) the Avatech Borrowers agreed not to change the persons holding key management positions with the Avatech Borrowers, (iv) the Avatech Borrowers agreed that a cross-default under the Loan Agreement will occur if there is a default under the documents evidencing Rand Worldwide’s credit facility or under any related guaranty, and (v) PNC agreed that the financial covenants contained in the Loan Agreement will apply only to the Avatech Borrowers until such time as a New Credit Facility is established.

The Borrower Entities and Rand Worldwide intend to secure a single credit facility within 120 days of the Closing.

A copy of the Fifth Modification is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Miscellaneous Acquisition Matters

The foregoing information relating to the Acquisition and the related transactions is intended only as a summary and is qualified in its entirety by reference to the terms of the Merger Agreement, the Indemnification Agreement, the Registration Rights Agreement, and the Stockholders’ Agreement (the “Operative Documents”).  Likewise, the information relating to the Fifth Modification is intended only as a summary and is qualified in its entirety by reference to the terms of the Fifth Modification.  Avatech has included copies of the Operative Documents and the Fifth Modification as exhibits to this report pursuant to Item 601 of the SEC’s Regulation S-K and to provide investors and security holders with information regarding their terms.  This report is not intended to provide any other factual or financial information about Avatech, Rand Worldwide, or their respective subsidiaries or affiliates.  The representations, warranties and covenants contained in the Operative Documents and the Fifth Modification were made only for purposes of those documents and as of specific dates; were solely for the benefit of the parties to the Operative Documents and the Fifth Modification; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Operative Documents and the Fifth Modification instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Avatech, Rand Worldwide, or any of their subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Operative Documents and/or the Fifth Modification, which subsequent information may or may not be fully reflected in public disclosures by Avatech and/or Rand Worldwide.

Common Stock Purchase Warrants

In connection with the termination of the Financing Agreements described in Item 1.02 of this report, on the Closing Date, we entered into Amended and Restated Common Stock Purchase Warrants to purchase an aggregate of 726,102 shares of Common Stock (the “Restated Warrants”) with Sigma Opportunity Fund, LLC, Sigma Capital Advisors, LLC, Garnett Y. Clark, Jr., Robert Post and George Davis to (i) reduce the per-share exercise price from $1.5205 to $1.11, (ii) remove certain anti-dilution provisions and (iii) make certain conforming changes to reflect the termination of the Financing Agreements.  Thom Waye, a former director of Avatech, is the managing member of Sigma Capital Advisors, LLC, which is the managing member of Sigma Opportunity Fund, LLC.  Messrs. Clark and Post are former directors of Avatech.  Mr. Davis is Avatech’s former Chief Executive Officer and a current director.  The Restated Warrants expire on January 29, 2011.  The foregoing description of the Restated Warrants is only a general description and is qualified in its entirety by reference to the Form of Restated Warrant, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 1.02.            Termination of a Material Definitive Agreement.

In connection with the Acquisition and the execution of the Restated Warrants, on the Closing Date, the following agreements were terminated by Avatech and the other parties thereto:

•
The Common Stock and Warrant Purchase Agreement and the Investor Rights Agreement, each dated January 29, 2007, by and among Avatech, Sigma Opportunity Fund, LLC, Garnett Y. Clark, Jr., Robert Post and George Davis (the “2007 Financing Agreements”); and

•
The Common Stock and Warrant Purchase Agreement and the Investor Rights Agreement, each dated June 12, 2006, by and among Avatech, Sigma Opportunity Fund, LLC and Pacific Asset Partners (together with the 2007 Financing Agreements, the “Financing Agreements”).

Under the Financing Agreements, the purchasers named above (the “Purchasers”) were entitled to certain ongoing anti-dilution protections as well as certain ongoing registration rights.  In connection with the termination of the Financing Agreements:

•
the Purchasers (i) waived all rights arising as a result of any failures by Avatech to comply with any of the provisions of the Financing Agreements prior to the date of termination and (ii) received a total of 400,015 shares of Common Stock from Avatech, issued as follows:  284,031 shares to Sigma Opportunity Fund, LLC; 3,112 shares to each of Messrs. Clark and Post; 12,448 shares to Mr. Davis; and 97,312 shares to Pacific Asset Partners (together, the “Termination Shares”); and

•
Avatech agreed to include and register for resale in the Shelf Registration Statement (i) the Termination Shares and (ii) the Registrable Securities (as defined in the Financing Agreements); in each case other than those shares that are eligible for resale without restriction pursuant to Securities Act Rule 144.

The Termination Shares were issued to a limited number of accredited investors without general solicitation in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.  The Termination Shares have not been registered under the Securities Act and, thus, constitute “restricted securities” as defined in Securities Act Rule 144.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 of this report is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Certain of Rand Worldwide’s subsidiaries (together, the “Borrowing Companies”) are parties to a $12.5 million credit facility consisting of revolving loans, including a $500,000 sublimit for the issuance of standby or trade letters of credit (the “RWW Credit Facility”) with PNC, as Agent and Lender.  The RWW Credit Facility is provided pursuant to a Revolving Credit and Security Agreement dated as of August 14, 2009 and amended on January 22, 2010 and July 23, 2010 (as amended, the “RWW Credit Agreement”) among the Borrowing Companies and PNC.  A portion of the RWW Credit Facility is guaranteed by certain funds (together, the “Ampersand Funds”) affiliated with Ampersand, a private equity firm located in Wellesley, Massachusetts (“Ampersand”), pursuant to a series of Amended and Restated Limited Guaranty and Suretyship Agreements, each dated as of July 23, 2010 (collectively, the “Ampersand Guaranties”).  The Ampersand Guaranties collectively provide for a guaranty of $2.5 million of the RWW Credit Facility, which represents the amount of the “Permitted Overadvance” as defined in the RWW Credit Agreement.  Beginning on February 1, 2011, and on the first day of each May, August, November and February thereafter, the Permitted Overadvance and the collective amount of the RWW Credit Facility guarantied by the Ampersand Funds is reduced by approximately $357,000, until the amount reaches $0.  The Borrowing Companies currently have approximately $4,727,213 outstanding under the RWW Credit Facility.

The RWW Credit Facility has a term of three years, and matures on August 13, 2012.  Amounts borrowed under the RWW Credit Facility bear interest at a rate equal to, at the Borrowing Companies’ option, either (i) the “Eurodollar Rate”, which is calculated by reference to the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 3.00% to 3.75% or (ii) PNC’s “Alternate Base Rate”, which is determine by reference to the base commercial lending rate of PNC as publicly announced to be in effect from time to time, the federal funds open rate, or the daily LIBOR plus an applicable margin ranging from 2.25% to 3.00%.  The applicable margin is determined based on the ratio of the Borrowing Companies’ (a) EBITDA (as defined in the RWW Credit Agreement), minus unfunded capital expenditures made during such period, minus distributions (including tax distributions made during such period) and dividends, minus cash taxes paid during such period to (b) all cash payments in respect of indebtedness (other than repayments of advances under the RWW Credit Facility (the “Fixed Charge Coverage Ratio”).  The ratio described above is measured at each fiscal quarter end, and is calculated based on the financial results of the Borrowing Companies for the nine month period ending October 31, 2010, and for each fiscal quarter thereafter, on a rolling four quarter basis.

All amounts outstanding under the revolving loan will be due and payable upon the earlier of August 13, 2012 or the acceleration of the loan upon an event of default, as described below.

In addition to guaranties provided pursuant to the Ampersand Guaranties, Rand Worldwide is a guarantor of the Borrowing Companies’ obligations under the RWW Credit Facility pursuant to a Guaranty and Suretyship Agreement dated as of August 14, 2009.  In addition, the Borrowing Companies’ obligations are secured by (i) a first priority, perfected lien on substantially all the property and assets of the Borrowing Companies and Rand Worldwide and (ii) a pledge of 100% of the capital stock of certain of the Borrowing Companies and their direct and indirect domestic subsidiaries and 65% of the capital stock of Rand Worldwide’s Canadian subsidiary.

The RWW Credit Agreement contains customary representations, warranties and covenants, including covenants by the Borrowing Companies limiting additional debt, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes.  In addition, the RWW Credit Agreement contains financial covenants by the Borrowing Companies that impose a minimum Fixed Charge Coverage Ratio.  The RWW Credit Agreement also contains a covenant requiring that the RWW Credit Facilities and the Loan Agreement be amended, restated and consolidated into one agreement or such other agreements reasonably acceptable to PNC within 180 days after the closing of the Acquisition; provided, that the Fifth Modification requires such amendment, restatement and consolidation within 120 days after the closing of the Acquisition.

The RWW Credit Agreement provides for events of default customary for credit facilities of this type, including but not limited to non payment, misrepresentation, breach of covenants and bankruptcy.  Upon an event of default, the interest rate on all outstanding obligations will be increased and PNC may accelerate payment of all outstanding loans and may terminate the lenders’ commitments.  Upon the occurrence of an event of default relating to insolvency, bankruptcy or receivership, the lender commitments will be automatically terminated and the amounts outstanding under the RWW Credit Facility will become payable immediately.

Prior to the Acquisition, the holders of the common stock, redeemable preferred stock and term notes of Rand Worldwide exchanged their respective securities for membership interests in RWWI, formerly a subsidiary of Rand Worldwide.  Simultaneously, Rand Worldwide merged with a subsidiary of RWWI with Rand Worldwide being the surviving entity.  As a result of this exchange of Rand Worldwide securities for RWWI membership interests, (i) RWWI became the sole stockholder of Rand Worldwide and (ii) all of the associated financial obligations of the then outstanding redeemable preferred stock and term notes in Rand Worldwide were settled in full and such securities no longer remain outstanding.  Following this exchange, pursuant to the Acquisition, all of RWWI’s ownership in Rand Worldwide was exchanged for shares of Avatech Common Stock as described in Item 1.01 of this report.

Item 2.05             Costs Associated with Exit or Disposal Activities.

In connection with the Acquisition, Avatech and Rand Worldwide have committed to a plan of termination for certain employees.  Avatech and Rand Worldwide expect to incur costs in the range of $800,000 to $1.2 million related to this plan over the course of 15 months after the Closing Date.

Item 3.02.            Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 and Item 1.02 of this report is incorporated herein by reference.

Item 4.01.            Changes in Registrant’s Certifying Accountant.

Change in Certifying Accountant by Virtue of Reverse Merger

Prior to the Acquisition, Rand Worldwide’s fiscal year end was October 31.  The annual financial statements of Rand Worldwide for the years ended October 31, 2009 and 2008 were audited by the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PWC”).  We intend to file an amendment to this report within 71 calendar days of its filing date to include these financial statements as required by Item 9.01 of Form 8-K.  Prior to the Acquisition, Avatech’s consolidated financial statements for the fiscal years ended June 30, 2009 and 2008 were audited by Stegman and Company ("Stegman").

The SEC has released guidance that, unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the acquired company, a reverse acquisition results in a change in accountants.

On August 17, 2010, Avatech’s Board of Directors dismissed PWC as Avatech’s independent registered public accounting firm.  Such dismissal will become effective upon completion by PWC of its procedures on the financial statements of Rand Worldwide and the filing of the respective financial statements on the Transition Report on Form 10-K for the period between November 1, 2009 and June 30, 2010.

On August 17, 2010, Avatech’s Board of Directors engaged Stegman as Avatech’s independent registered public accounting firm.  During the two most recent fiscal years and through August 17, 2010, Rand Worldwide has not consulted with Stegman regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

The reports of PWC on the consolidated financial statements of Rand Worldwide for the fiscal years ended October 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report for the year ended October 31, 2009 included an explanatory paragraph expressing substantial doubt about Rand Worldwide’s ability to continue as a going concern, as, at that date, Rand Worldwide had a working capital deficit and outstanding preferred stock that could be redeemed upon request of at least a majority of holders, which would require a payment of approximately $36.2M if called.

During the years ended October 31, 2009 and 2008, and during the interim period from the end of the most recently completed fiscal year through August 17, 2010, there were no disagreements between Rand Worldwide and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PWC would have caused it to make reference to such disagreement in its reports on the financial statements for such years.

During the years ended October 31, 2009 and 2008, and during the interim period from the end of the most recently completed fiscal year through August 17, 2010, there were no reportable events between Rand Worldwide and PWC, except that during the year ended October 31, 2008, PWC advised Rand Worldwide that it had identified a material weakness relating to the insufficiency of appropriate resources (personnel and systems) in the finance function, leading to an inability of Rand Worldwide to independently record all transactions (in accordance with US GAAP) without error and to timely report results in its financial statements. Rand Worldwide has since remediated that weakness for the year ended October 31, 2009.

We provided PWC with a copy of this report prior to the date it was filed with the SEC and requested that PWC furnish us with a letter addressed to the SEC stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree.  A copy of the letter, dated August 17, 2010, is filed as Exhibit 16.1 to this report.

Item 5.01.            Changes in Control of Registrant.

The information set forth above in Item 1.01 of this report is incorporated herein by reference.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Certain Officers; Election of Directors

In connection with the Acquisition, the size of our Board of Directors was reduced to six directors, and, effective at the Closing, each of Garnett Y. Clark, Jr., George W. Cox, Aris Melissaratos, Robert J. Post, David C. Reymann and Thom Waye (the “Resigning Directors”) resigned as directors of Avatech.  Eugene J. Fischer and George Davis will continue to serve on our Board of Directors until their successors are duly elected and qualified, subject to the terms of the Stockholders’ Agreement.  Mr. Davis has resigned as CEO of Avatech and, following a brief transition period, will no longer be employed by Avatech.  The termination of Mr. Davis’ employment is being treated as a termination without cause, which entitles him to receive certain severance benefits as set forth in his employment agreement.  Immediately prior to the Closing, each stock option held by the Resigning Directors was amended to extend the period during which the Resigning Director may exercise the option until the earlier of (i) one year following the Closing Date and (ii) the expiration of the option’s term.  The amendments were approved by the full Board of Directors, which recognized that the Resigning Directors were resigning in furtherance of the Acquisition.  Prior to the amendments, the 2002 Stock Option Plan and stock option agreements did not separately address the period of exercisability when a director resigns in furtherance of a Change in Control (as defined in the 2002 Stock Option Plan).  The form of amendment to the stock option agreement is filed herewith as Exhibit 10.4 and incorporated herein by reference.

As stated in Item 1.01 of this report, pursuant to the Stockholders’ Agreement, the number of directors who will serve on our Board of Directors has been reduced to six.  In accordance with our bylaws, the Board filled the four resulting vacancies by electing Richard Charpie (Chairman), Marc L. Dulude, Suzanne MacCormack, and Charles D. Yie as directors of Avatech, each of whom will serve until his or her successor is duly elected and qualified, subject to the terms of the Stockholders’ Agreement.  The Board intends to consider and, if deemed appropriate, appoint committees of the Board at a later date and will act until such time as a full Board for all actions that may have previously been taken by such committees.  Unless and until modified, our current director compensation plan (discussed in our definitive proxy statement filed with the SEC on September 29, 2009) will apply to each of our directors.

Richard A. Charpie, PhD, 58, has nearly 30 years of private equity experience and is a Managing Partner of Ampersand.  Ampersand was, prior to the Acquisition, the largest stockholder in Rand Worldwide and is currently the largest equity owner of RWWI.  Dr. Charpie joined Ampersand’s predecessor in 1980 and led its activities beginning in 1983.  He has served as a director of more than 35 companies and as Chairman of more than 10.  He holds an M.S. in Physics and a Ph.D. in Economics and Finance, both from the Massachusetts Institute of Technology.  Dr. Charpie serves on the boards of directors of CoreLab Partners, a clinical trial services company, Endeca Technologies, Inc., an internet search application company, and Talecris Biotherapeutics Holdings Corp. (NASDAQ: TLCR), a biotherapeutics company, and prior to the Acquisition, of Rand Worldwide.  Dr. Charpie previously served on the board of directors of Panacos Pharmaceuticals, Inc., a drug delivery and development company.

Marc L. Dulude, 49, has served as the President, Chief Executive Officer, and Chairman of the Board of Rand Worldwide since April 1, 2009.  He acted in these roles on an interim basis starting in May 2008.  Mr. Dulude joined Ampersand in 2002 and served as General Partner through 2008.  Prior to joining Ampersand, he spent six years at Moldflow Corporation, a product design simulation software company, where he was Chairman, President and CEO.  Mr. Dulude has nearly two decades of experience as a senior information technology executive, including serving as Senior VP of Marketing at Parametric Technology Corporation (NASDAQ: PMTC), a product lifecycle management company, and in various positions at Nortel, a telecommunications company.  Mr. Dulude holds an M.Eng. in Mechanical Engineering from Carleton University.  Mr. Dulude is on the boards of directors of FirstRain, Inc., a search and analytics technology company and Kortec, Inc., a PET packaging equipment manufacturing company.

Suzanne E. MacCormack, 52, has been a Partner at Ampersand since 2005.  Prior to that, she served as Executive VP of Finance and Administration and as CFO at Moldflow Corporation for eight years.  Ms. MacCormack holds a B.A. in Business from Stonehill College and is a C.P.A.  Ms. MacCormack is on the board of directors of CoreLab Partners, and prior to the Acquisition, was on the board of directors of Rand Worldwide.

Charles D. Yie, 52, joined Ampersand’s predecessor in 1985 and serves as a General Partner.  Mr. Yie has been a director of more than 10 companies.  Mr. Yie formerly served as a systems engineer and manufacturing specialist at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses, and large enterprises, including customers in the government, health and education sectors.  He holds a B.S. in Electrical Engineering and an M.S. in Management, both from Massachusetts Institute of Technology.  Mr. Yie currently serves on the board of directors of Kortec, Inc.

Appointment of Executive Officer; Compensatory Arrangements

Effective at the Closing, Marc L. Dulude was elected as our Chief Executive Officer.

Rand Technologies of Michigan, Inc., a wholly-owned subsidiary of Rand Worldwide (“RTOMI”), and Mr. Dulude are parties to an Employment Agreement dated August 17, 2010, a copy of which is filed herewith as Exhibit 10.5 and incorporated herein by reference (the “Dulude Employment Agreement”).  Pursuant to the Dulude Employment Agreement, Mr. Dulude is entitled to an annual base salary of $275,000 plus an annual discretionary bonus of up to $125,000.  The term of the Dulude Employment Agreement runs through December 31, 2010, but may be terminated sooner by RTOMI or Mr. Dulude.  If the Dulude Employment Agreement is terminated by Mr. Dulude, the termination must be preceded by a written notice given not less than 90 days before the termination date.  If RTOMI terminates the Dulude Employment Agreement without “Cause” (as defined in Dulude Employment Agreement), Mr. Dulude is entitled to RTOMI’s costs of continuing Mr. Dulude’s employee benefits over the following 12 months.  RTOMI will be deemed to have terminated Mr. Dulude without “Cause” if within 12 months following a “Change of Control” (as defined in Dulude Employment Agreement) Mr. Dulude terminates the Dulude Employment Agreement and any of the following events occur and RTOMI does not take action to remedy such event within 30 days of receiving notice from Mr. Dulude of such event:  (i) RTOMI substantially reduces or diminishes Mr. Dulude’s duties and responsibilities without “Cause”; (ii) RTOMI reduces Mr. Dulude’s base salary (other than in connection with a proportional reduction of the base salaries of a majority of the executive employees of Rand Worldwide); or (iii) RTOMI permanently relocates Mr. Dulude without his  written consent to another primary office unless Mr. Dulude’s primary office following such relocation is within 50 miles of his primary office imediately before the relocation or his permanent residence immediately prior to the date of his relocation.  If Mr. Dulude is terminated by RTOMI with “Cause” or if Mr. Dulude voluntarily resigns, then Mr. Dulude is entitled only to the amount owed to Mr. Dulude for work done prior to the termination or resignation.  In connection with the Dulude Employment Agreement, Mr. Dulude executed an Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”) pursuant to which he agreed, among other things, not to compete with RTOMI or any of its affiliates, including Avatech, during the term of his employment or for 12 months thereafter.

Pursuant to the terms of the Dulude Employment Agreement, Mr. Dulude was granted a stock option to purchase 528,500 shares of Rand Worldwide common stock, of which 25% vest on each of the first four anniversaries of the Dulude Employment Agreement. In addition, during his period of employment by Rand Worldwide, Mr. Dulude was granted other options to purchase shares of Rand Worldwide common stock (collectively, the “Dulude Options”).  The Dulude Employment Agreement provides that if RTOMI terminates, or is deemed to terminate, Mr. Dulude without “Cause” within 12 months of a “Change of Control”, all of the Dulude Options vest and become exercisable immediately.  In connection with the Acquisition all of the options to purchase common stock of Rand Worldwide, including the Dulude Options, were automatically converted into options to purchase membership interests of RWWI and the terms and conditions of the Dulude Options continue in full force and effect with respect to such entity.  The Acquisition was not a Change of Control under the Dulude Employment Agreement.

Lawrence Rychlak will continue to serve as our President and Chief Financial Officer.  On the Closing Date, Avatech and Mr. Rychlak entered into an Amended and Restated Employment Agreement, a copy of which is filed herewith as Exhibit 10.6 (the “Amended Rychlak Agreement”), to ensure that Mr. Rychlak’s employment agreement complies with Section 409A of the Internal Revenue Code and also to provide that, in the event Mr. Rychlak terminates his employment for “Good Reason” (as defined in the Amended Rychlak Agreement”), he will be entitled to the severance benefits.  As was the case under his original employment agreement, the Amended Rychlak Agreement provides for severance benefits if we terminate Mr. Rychlak’s employment without “Cause” (as defined in the Amended Rychlak Agreement”) or if he voluntarily resigns upon a Change in Control (as defined in the Rychlak Agreement).  These severance benefits were amended to provide for the continuation of base salary and benefits (to the extent those benefit plans permit continued participation) for (i) 24 months if the termination occurs at any time prior to June 30, 2011, (ii) a period of months equal to 12 plus the number of full months remaining before July 1, 2012 if the termination occurs on or after June 30, 2011 but before June 30, 2012, and (iii) 12 months if the termination occurs on or after June 30, 2012.  Mr. Rychlak agreed in the Amended Rychlak Agreement that the Acquisition is not a “Change in Control” that entitles him to voluntarily resign and thereafter receive severance.

Certain Relationships; Arrangements with Directors and Executive Officers

RWWI, the holder of the Merger Shares, is majority-owned by funds associated with Ampersand, and, as such, these funds collectively are the controlling stockholders of Avatech.  These funds collectively are guarantors of a portion of the indebtedness under the RWW Credit Facility as described under Section 2.03 of this report and such description is incorporated herein by reference.

The information provided in Item 1.01 under the heading “Indemnification Agreements” is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Acquisition, the board of directors of Rand Worldwide changed its fiscal year end from October 31st to June 30th to match our fiscal year end.  Because Rand Worldwide is considered the accounting acquirer in the Acquisition, this change in fiscal year end is deemed to be a change in our fiscal year end.  A Transition Report on Form 10-K covering the transition period of November 1, 2009 to June 30, 2010 will be filed as required by applicable SEC rules.

Item 7.01.            Regulation FD Disclosure.

On August 17, 2010, Avatech and Rand Worldwide issued a press release announcing the Acquisition.  A copy of this press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.            Financial Statements and Exhibits.

(a), (b)  Financial Statements of Business Acquired; Pro Forma Financial Information.

The financial statements and pro forma financial information required by paragraphs (a) and (b) of this Item will be filed by amendment within 71 calendar days of the date this report is filed with the SEC.

(d)         Exhibits.

The exhibits filed or furnished with this report are listed on the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.

Date: August 17, 2010	By:	/s/ Lawrence Rychlak
Lawrence Rychlak
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan Merger dated as of August 17, 2010 by and among Avatech Solutions, Inc, ASRW Acquisition Sub, Inc., RAND Worldwide, Inc., and the RWWI Holdings LLC (filed herewith)*

4.1	Form of Amended and Restated Warrant (filed herewith)

9.1	Stockholders’ Agreement dated as of August 17, 2010 by and among Avatech Solutions, Inc., RWWI Holdings LLC and certain holders of Common Stock (filed herewith)

10.1	Form of Indemnification Agreement (filed herewith)

10.2	Registration Rights Agreement dated as of August 17, 2010 by and between Avatech Solutions, Inc. and RWWI Holdings LLC (filed herewith)

10.3	Fifth Modification Agreement dated as of August 17, 2010 by and among Avatech Solutions, Inc., Avatech Solutions Subsidiary, Inc. and PNC Bank, National Association (filed herewith)

10.4	Form of First Amendment to Stock Option (filed herewith)

10.5	Employment Agreement dated as of August 17, 2010 by and between Marc L. Dulude and Rand Worldwide, Inc. (filed herewith)

10.6	Amended and Restated Employment Agreement dated as of August 17, 2010 by and between Avatech Solutions, Inc. and Lawrence Rychlak (filed herewith)

16.1	Letter from PricewaterhouseCoopers, LLP dated August 17, 2010 (filed herewith)

99.1	Press release dated August 17, 2010 (furnished herewith)

99.2	Audited financial statements of Rand Worldwide, Inc. for each of the years ended October 31, 2009 and 2008**

99.3	Pro forma financial information**
*
All exhibits (other than Exhibit A) and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

**	To be filed by amendment within 71 calendar days after the date this report is filed.